NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the common stock (the "Common Stock") of Delta Apparel, Inc. (the "Company") from listing and registration on the Exchange at the opening of business on July 22, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to Section 1003(c)(iii) of the NYSE American Company Guide in light of the Form 8-K disclosure on July 1, 2024 that the Company and its domestic direct and indirect subsidiaries filed on June 30, 2024 voluntary petitions (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In reaching its delisting determination, NYSE Regulation notes the Company's disclosure regarding the expectation that holders of shares of the Company's Common Stock will experience a complete or significant loss on their investment, depending on the outcome of the Chapter 11 Cases. On July 1, 2024, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on NYSE American. The Company was notified on July 1, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.